EXHIBIT 99.1
------------



               ANDRESMIN CLOSES USD $1.7 MILLION PRIVATE PLACEMENT
               ---------------------------------------------------


November 8, 2004, - Andresmin Gold  Corporation  ("Andresmin"  or the "Company")
--------------------------------------------------------------------------------
(NASD  OTC-BB:  "ADGD")  is  pleased  to  announce  that  it has  completed  the
-----------------------
previously announced private placement for total gross proceeds of USD $1.7 million. The private placement consisted of a convertible debenture which was convertible into units. Each unit is convertible into one share of common stock at a price of $1.50, and carries an additional share purchase warrant enabling the holder to purchase an additional common share of the Company for $1.50. The conversion of the debenture, and the exercise of the warrant, shall be at the discretion of the debenture holder for a period of two years, however it is not exercisable until the Company's authorized capital has been increased by that number of shares necessary to accommodate the conversion. The debenture carries a two-year term and an interest rate of 8%, payable and compounded half-yearly.

The Company is further advancing the Company's Winicocha copper, gold, molybdenum porphyry which lies within a rich mineralized belt in southern Peru. Specifically, the Company will complete detailed geochem and geophysics programs to select drill targets for an upcoming drilling program in early 2005. The Company plans to further advance exloration programs on its other 8 properties including Huarangayoc and Pira which are situated only 12 km from Barrick's +7 million ounce Pierina gold mine. Andresmin is continuing due diligence on other potential acquisitions to add to its portfolio of exploration projects.


About Andresmin Gold Corporation
--------------------------------

Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with nine projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts 1.4 million ounces gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.


For further information please contact:
Resourcex Group:
Toll (888) 689-1620
-------------------
investor@andresmin.com
----------------------
www.andresmin.com
-----------------



THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, ANDRESMIN'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.